PROSPECTUS SUPPLEMENT NO. 32 (To Prospectus dated September 13, 2011)	Filed pursuant to Rule 424(b)(3) Registration No. 333-176618

Portage Biotech Inc.

61,102,500 Shares of Common Stock
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This prospectus supplement updates and supplements the prospectus dated September 13, 2011, relating to the resale of up to 61,102,500 shares of our common stock by certain selling stockholders.

This prospectus supplement contains updated information relating to a news release announcing that effective October 28, 2013, the common shares of Portage will be listed for trading on the Canadian National Stock Exchange (the “CNSX”), in US currency; on Form 6-K, which was filed with the U.S. Securities and Exchange Commission on October 25, 2013.

You should read this prospectus supplement in conjunction with the prospectus dated September 13, 2011, including any supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus and any supplements thereto, except to the extent the information in this prospectus supplement supersedes the information contained in the prospectus and any supplements thereto.

Our common stock is quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol “PTGEF.” The high and low bid prices for our common stock on the OTC Bulletin Board on October 25, 2013 were US$0.24 and US$0.24 per share respectively. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Investing in our common shares involves a high degree of risk.  See “Risk Factors” beginning on page 11 of the prospectus.

Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

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Prospectus Supplement dated October 28, 2013

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of October, 2013
Commission File Number 0-30314

PORTAGE BIOTECH INC
(Translation of registrant’s name into English)

47 Avenue Rd., Suite 200, Toronto, Ontario, Canada M5R 2G3
(Address of principal executive office)
BONTAN CORPORATION INC.
(Former name, if changed since last report)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.
Form 20-F ___X___ Form 40-F _______

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ______

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ______

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.
Yes _______ No___X____

If “Yes” is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b):
82- ______________.

NEWS RELEASE

PORTAGE ANNOUNCES LISTING ON CANADIAN NATIONAL STOCK EXCHANGE

Toronto, Ontario, October 25, 2013 – Portage Biotech Inc. (‘the Company”) (OTCBB: PTGEF (“Portage”) is pleased to announce that effective October 28, 2013, the common shares of Portage will be listed for trading on the Canadian National Stock Exchange (the “CNSX”, www.cnsx.ca), in US currency, under the symbol “PTB.U”. Portage shares will also continue to be quoted and traded on the Over the Counter Bulletin Board of NASDAQ under the trading symbol “PTGEF”.

Mr. Kam Shah, CFO commented, “Portage is looking forward to this listing on the CNSX. Listing on this recognized stock exchange will provide additional liquidity to our shareholders, access to larger capital markets, make our shares eligible for tax free savings and RRSP accounts for our Canadian investors and increase our visibility and creditability as a Canadian listed public company.”

About the CNSX:

Formerly known as the Canadian Trading and Quotation System Inc. (CNQ), the exchange re-launched as the CNSX in November 2008 to reflect its status as a full service, national stock exchange. CNSX's unique model matches enhanced disclosure and streamlined issuer regulation with leading edge technology to meet the needs and characteristics of emerging companies, their investors and investment dealers. CNSX is fully recognized by the Ontario Securities Exchange Commission (OSC) as a stock exchange and is subject to OSC regulatory requirements.

For more information on the CNSX, please visit their website: www.cnsx.ca.

About Portage:

Portage, a British Virgin Islands company, is engaged in researching and developing pharmaceutical and biotech products through to clinical “proof of concept” with an initial focus on unmet clinical needs and orphan drugs. Following proof of concept, Portage will look to sell or license the products to large pharmaceutical companies for further development and commercialization.

Portage through its subsidiary, Portage Pharmaceuticals Ltd., holds an exclusive worldwide licence in non-oncology fields and the know-how relating to the Antennapedia protein transduction technology developed by Trojantec. Antennapedia (“Antp”) is an unusual protein that allows for the delivery of drugs into a cell and even into the nucleus which is often the desired site of action. This protein coupled with a drug may even cross the blood brain barrier. Portage is developing a research pipeline of Antp-based drug candidates and evaluating their function and potential as new therapeutic agents for a variety of non-oncology indications.

Portage management is looking to in license additional products to add to its portfolio.

For further information, contact Greg Bailey, the Chairman at gb@portagebiotech.com or Kam Shah, Chief Financial Officer, at (416) 929-1806 or ks@portagebiotech.com

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. federal and Canadian securities laws. Any such statements reflect Portage's current views and assumptions about future events and financial performance. Portage cannot assure that future events or performance will occur. Important risks and factors that could cause actual results or events to differ materially from those indicated in our forward-looking statements.

Portage assumes no obligation and expressly disclaims any duty to update the information in this News Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 25, 2013

PORTAGE BIOTECH INC.

By: /s/ Kam Shah
Kam Shah
Chief Financial Officer